                                            SECURITIES AND EXCHANGE COMMISSION
                                                   Washington, DC 20549

                                                        FORM N-8A

                                               NOTIFICATION OF REGISTRATION
                                          FILED PURSUANT TO SECTION 8(a) OF THE
                                              INVESTMENT COMPANY ACT OF 1940

The  undersigned  investment  company hereby  notifies the Securities and Exchange  Commission that it registers under and pursuant  to the  provisions  of  Section  8(a)  of the  Investment  Company  Act of  1940  and in  connection  with  such notification of registration submits the following information:

Name:  Oppenheimer Rochester General Municipal Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         6803 South Tucson Way, Centennial, Colorado 80112-3924

Telephone Number (including area code):  303-768-3200

Name and address of agent for service of process:

         Robert G. Zack, Esq.
         Executive Vice President & General Counsel
         OppenheimerFunds, Inc.
         Two World Financial Center
         225 Liberty Street, 11th Floor
         New York, New York  10281-1008

Check Appropriate Box:

Registrant  is  filing  a  Registration  Statement  pursuant  to  Section  8(b)  of the  Investment  Company  Act of  1940
concurrently with the filing of Form N-8A:   Yes       X               No ______

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Pursuant to the  requirements  of the  Investment  Company Act of 1940, the  registrant  has caused this  notification  of registration  to be duly  signed on its  behalf in the City of New York and State of New York on the 7th day of  November,
2007.

                                            Oppenheimer Rochester General Municipal Fund

                                            By:      /s/ Robert G. Zack

                                                     Robert G. Zack, Secretary

Attest:

By:      /s/ Phillip Gillespie

         Phillip Gillespie, Assistant Secretary